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                    June 14, 2022

       Kevin Hubbard
       Interim Chief Financial Officer
       Shoals Technologies Group, Inc.
       1400 Shoals Way
       Portland, Tennessee 37148

                                                        Re: Shoals Technologies
Group, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 11,
2022
                                                            File No. 001-39942

       Dear Mr. Hubbard:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing